CLASS A DISTRIBUTION PLAN
                              SECURITY INCOME FUND


         1. The Plan. This Distribution Plan (the "Plan"), amended and restated effective November 10, 2009, provides for the financing by Security Income Fund (the "Fund") of activities which are, or may be deemed to be, primarily intended to result in the sale of shares of the Fund (hereinafter called "distribution-related activities"). The principal purpose of this Plan is to enable the Fund to supplement expenditures by the distributor(s) of its shares (the "Distributor") for distribution-related activities. This Plan is intended to comply with the requirements of Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act).

         2. Covered Expenses.
         (a) The Fund may make payments under this Plan to the Distributor in connection with the following distribution-related activities:

                  (i) Preparation, printing and distribution of the Prospectus and Statement of Additional Information and any supplement thereto used in connection with the offering of shares to the public;

                  (ii) Printing of additional copies for use by the Distributor as sales literature, of reports and other communications which were prepared by the Fund for distribution to existing shareholders;

                  (iii) Preparation, printing and distribution of any other sales literature used in connection with the offering of shares to the public;

                  (iv) Expenses incurred in advertising, promoting and selling shares of the Fund to the public;

                  (v) Any Shareholder Service Fees paid by the Distributor to securities dealers who have executed a Dealer's Distribution Agreement with the Distributor, or any Shareholder Service Fees paid to entities that have executed a Shareholder Services agreement with the Distributor (collectively, the "Agreement"). Shareholder Service Fees shall include fees for account maintenance and personal service to shareholders, including, but not limited to, answering routine customer inquiries regarding the Fund, assisting customers in changing dividend options, account designations and addresses, and in enrolling into any of several special investment plans offered in connection with the purchase of the Fund's shares, assisting in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions, investing dividends and capital gains distributions automatically in shares, providing sub-administration and/or sub-transfer agency services for the benefit of the Fund and providing such other services as the Fund or the customer may reasonably request; and

                  (vi) Expenses incurred in promoting sales of shares of the Fund by securities dealers, including the costs of preparation of materials for presentations, travel expenses, costs of entertainment, and other expenses incurred in connection with promoting sales of Fund shares by dealers. (Amended 11-26-90.)

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         (b) Any payments to the Distributor for distribution-related activities shall be made pursuant to the Agreement between the Fund and the Distributor contemplated by Section 3 of this Plan. As required by the Rule, each Agreement relating to the implementation of this Plan shall be in writing and subject to approval and termination pursuant to the provisions of Section 8 of this Plan. However, this Plan shall not obligate the Fund or any other party to enter into such Agreement.

         (c) No payments received by the Distributor pursuant to this section are to be used to compensate the Distributor for its overhead costs, or to reimburse the Distributor for interest, financing or other carrying costs which it may incur in financing distribution-related activities for the Fund. (Amended 10-17-86.)

         3. Agreement with Distributor. All payments to the Distributor pursuant to this Plan shall be subject to and be made in compliance with a written agreement between the Fund and the Distributor containing a provision that the Distributor shall furnish the Fund with quarterly written reports of the amounts expended and the purposes for which such expenditures were made and such other information relating to such expenditures or to the other distribution-related activities undertaken or proposed to be undertaken by the Distributor during such fiscal year under its Distribution Agreement with the Fund as the Fund may reasonably request.

         4. Distribution Agreement. The Dealer's Distribution Agreement and a Shareholder Service Agreement contemplated by Section 2(a)(v) above shall permit payment of Shareholder Service Fees only in accordance with the provisions of this paragraph and shall have the approval of the majority of the Board of Directors of the Fund, including the affirmative vote of a majority of those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related to the Plan ("Independent Directors"), as required by the Rule. The Distributor may pay to the other party to any Agreement a quarterly Shareholder Service Fee for shareholder services provided by such other party. Such quarterly Shareholder Service Fee shall be payable in arrears in an amount equal to a percentage (not in excess of .000685 percent per day or .25 percent annually) of the aggregate net asset value of the shares held by such other party's customers or clients at the close of business each day as determined from time to time by the Distributor. The shareholder services contemplated hereby shall include, but are not limited to, answering routine customer inquiries regarding the Fund, assisting customers in changing dividend options, account designations and addresses, and in enrolling into any of several special investment plans offered in connection with the purchase of the Fund's shares, assisting in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions, investing dividends and capital gains distributions automatically in shares, providing sub-administration and/or sub-transfer agency services for the benefit of the Fund and providing such other services as the Fund or the customer may reasonably request.

         5. Limitations on Covered Expenses. The basic limitation on the expenses incurred by the Fund under Section 2 of this Plan in any fiscal year of the fund shall be one-quarter of one percent (.25%) of the Fund's average daily net assets for such fiscal year. The payments to be paid to the Distributor pursuant to this Plan shall be prorated and charged to each Series of the Fund in proportion to the relative net assets of each Series. (Amended 10-17-86.)

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         6. Disinterested Directors. While this Plan is in effect, the selection and nomination of Disinterested Directors of the Fund shall be committed to the discretion of the Disinterested Directors. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of the Disinterested Directors. (Amended 10-17-86.)

         7. Reports. While this Plan is in effect each person (other than the Distributor) entering an Agreement with the Fund as contemplated by Section 2(c) of this Plan shall provide to the Fund, at such intervals no less often than quarterly as it may require written reports setting forth in reasonable detail:

         (i) Information concerning the expenses incurred and payments made by such person for the distribution-related activities during the last preceding fiscal quarter or, if the Fund requires reports more frequently than quarterly, during such shorter interval most recently ended, and

         (ii) Such other information as may be called for by the agreement between the Fund and such person.

         8. Effectiveness, Continuation, Termination and Amendment. This Plan and each Agreement relating to the implementation of this Plan shall go into effect when approved.

         (i) By vote of the Fund's directors, including the affirmative vote of a majority of the independent directors, cast in person at a meeting called for the purpose of voting on the Plan or the agreement, and

         (ii) In the case of this Plan, also by a vote of holders of at least a majority of the outstanding voting securities of each Series, however, in the event that this plan is approved by such vote of the outstanding voting securities of one or more Series but not of one or more others, this Plan shall be in effect with respect to the former such Series but not with respect to the latter such Series; and

         (iii) Upon the effectiveness of an amendment to the Fund's registration statement, reflecting this Plan, filed with the Securities and Exchange Commission under the Securities Act of 1933. (Amended 10-17-86.)

This Plan and any Agreements relating to the implementation of this Plan shall, unless terminated as hereinafter provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by vote of the Fund's Directors, including the affirmative vote of a majority of its independent directors, cast in person at a meeting called for the purpose of voting on such continuance. This Plan and any Agreements relating to the implementation of this Plan may be terminated, in the case of the plan, at any time or, in the case of any Agreements, upon not more than sixty days' written notice by vote of a majority of the independent directors or by the vote of the holders of a majority of the outstanding voting securities of the Funds. Any Agreement relating to the implementation of this Plan shall terminate automatically in the event it is assigned. Any material amendment to this Plan shall require approval by vote of the Fund's directors, cast in person at a meeting called for the purpose of voting on such amendment and, if such amendment materially increases the limitations on expenses payable under the Plan, it shall also require approval by a vote of holders of at least a majority of the outstanding voting securities of the Fund. As applied to the Fund the

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phrase "majority of the outstanding voting securities" shall have the meaning specified in Section 2(a) of the 1940 Act.

In the event this Plan should be terminated by the shareholders or directors of the Fund, the payments paid to the Distributor pursuant to the Plan up to the date of termination shall be retained by the Distributor. Any expenses incurred by the Distributor in excess of those payments will be the sole responsibility of the Distributor.